Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 18, 2009, Pulte Homes, Inc. (“Pulte”) completed the acquisition of Centex Corporation (“Centex”) through the merger of Pulte’s merger subsidiary with and into Centex pursuant to the Agreement and Plan of Merger dated as of April 7, 2009 among Pulte, Pi Nevada Building Company, and Centex (the “Merger Agreement”). As a result of the merger, Centex became a wholly-owned subsidiary of Pulte. The following selected unaudited pro forma condensed combined financial information and explanatory notes, which we refer to as the pro forma financial statements, present the pro forma impact of the merger of Pulte and Centex on Pulte’s historical financial position and results of operations. The transaction will be accounted for by applying the acquisition method under Statement of Financial Accounting Standards No. 141(R), Business Combinations, which we refer to as SFAS 141(R), as outlined in the accompanying notes to the pro forma financial statements, which we refer to as the pro forma notes. In accordance with SFAS 141(R), Pulte was treated as the acquirer and the acquired assets and liabilities will be recorded by Pulte at their estimated fair values as of the date the merger was completed.

The transactions reflected in the pro forma financial statements include (1) the exchange of all outstanding shares of Centex common stock at the exchange ratio; (2) the exchange of all of Centex’s vested and unvested restricted stock for Pulte common stock at the exchange ratio; (3) the exchange of unvested and vested Centex stock options for vested Pulte stock options with adjustments to reflect the exchange ratio; and (4) the conversion of vested and unvested Centex restricted stock units with adjustments to reflect the exchange ratio.

The following unaudited pro forma condensed combined balance sheet at June 30, 2009, which we refer to as the pro forma balance sheet, is presented on a basis to reflect the merger and related transactions as if they had occurred on June 30, 2009. The pro forma balance sheet is prepared by combining the balance sheet at June 30, 2009 for both Pulte and Centex. The following unaudited pro forma condensed combined statements of operations, which we refer to as the pro forma statements of operations, for the six months ended June 30, 2009 and year ended December 31, 2008 are presented on a basis to reflect the merger and related transactions as if they had occurred on January 1, 2008. The pro forma statement of operations for the six months ended June 30, 2009 is prepared by combining the statement of operations of Pulte for the six months ended June 30, 2009 with the statement of operations for Centex for the six months ended June 30, 2009 and then making pro forma adjustments. The pro forma statement of operations for the year ended December 31, 2008 is prepared by combining the statement of operations of Pulte for the year ended December 31, 2008 with the statement of operations for Centex for the twelve months ended December 31, 2008 and then making pro forma adjustments. See Note (a) to the pro forma financial statements for additional information.

The pro forma financial statements should be read in conjunction with the pro forma notes. The pro forma financial statements and pro forma notes were based on, and should be read in conjunction with:

•

Pulte’s unaudited consolidated financial statements as of and for the three and six months ended June 30, 2009 and the related notes in Pulte’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009;

•

Pulte’s historical audited consolidated financial statements for the year ended December 31, 2008 and the related notes included in Pulte’s Annual Report on Form 10-K for the year ended December 31, 2008;

•

Centex’s historical audited financial statements for the years ended March 31, 2009 and 2008 and the related notes included in Centex’s Annual Report on Form 10-K for the years ended March 31, 2009 and 2008; and

•

Centex’s unaudited consolidated financial statements for the three months ended June 30, 2009 and three and nine months ended December 31, 2008 and the related notes in Centex’s Quarterly Report on Form 10-Q for the three months ended June 30, 2009 and three and nine months ended December 31, 2008.

Pulte’s and Centex’s historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies or other restructurings that could result from the merger. The pro forma financial statements also do not reflect any restructuring charges to be incurred in connection with the merger, with the exception of estimated severance costs related to certain members of Centex’s senior management that were incurred concurrently with or shortly after completion of the merger. The remaining restructuring charges are in the process of being determined and primarily relate to cost saving measures in corporate and field overhead. These charges are excluded from the pro forma financial statements as they are not factually supportable at this time. In accordance with SFAS 141(R), these costs will be expensed as incurred.

In addition, the pro forma financial statements do not reflect any adjustments related to expected interest savings from retirements of debt subsequent to completion of the merger. On September 9, 2009, Pulte completed a tender offer that retired approximately $1.5 billion of combined senior notes. All of the senior notes retired were outstanding prior to the merger and consisted of approximately $1.0 billion of legacy Centex senior notes acquired with the merger and approximately $0.5 billion of legacy Pulte senior notes. The reduction of outstanding debt was contemplated with the merger as an area for cost savings. The impact of the tender offer, which was neither required by the merger nor related to the financing of the merger, has been excluded from the pro forma financial statements as it represents a discretionary decision by management regarding the optimal use of capital, though an estimate of the annual interest savings resulting from the reduction of debt is disclosed in the pro forma notes.

The pro forma adjustments are based upon available information and assumptions that the management of Pulte believes reasonably reflect the merger. We present the pro forma financial statements for informational purposes only. The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Pulte would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

Pulte Unaudited

Pro Forma Condensed Combined Balance Sheet

June 30, 2009

	Historical Pulte	Condensed As Adjusted Centex (b)(c)	Pro Forma Adjustments		Pro Forma Combined
	(amounts in thousands)
ASSETS
Cash and equivalents (including restricted cash) (j)	$1,636,040	$1,898,199	$(27,000	)(d)	$3,477,563
			(23,976	)(d)
			(18,000	)(e)
			(8,998	)(d)
			21,348	(f)
			(50	)(d)
Unfunded settlements	2,755	14,622	—		17,377
House and land inventory	3,677,085	2,879,098	(410,000	)(d)	6,329,644
			183,461	(f)
Land held for sale	77,204	—	—		77,204
Land, not owned, under option agreements	159,360	75,827	—		235,187
Residential mortgage loans available-for-sale	90,595	140,743	—		231,338
Investments in unconsolidated entities	94,635	130,243	(129,706	)(f)	95,172
Other assets	559,716	350,772	(12,814	)(d)	923,736
			26,062	(f)
Goodwill	—	9,933	(9,933	)(d)	690,104
			690,104	(d)

Intangibles	98,479	—	110,000	(d)	216,479
			8,000	(d)
Income taxes receivable	7,040	26,093	—	(g)	33,133

Total assets	$6,402,909	$5,525,530	$398,498		$12,326,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$175,087	$113,089	$1,227	(f)	$289,403
Customer deposits	57,147	28,982	—		86,129
Accrued and other liabilities	885,242	1,078,834	(4,591	)(d)	2,059,423
			99,938	(f)
Collateralized short-term debt, recourse solely applicable to non-guarantor subsidiary assets	28,351	49,038	—		77,389
Income tax liabilities	133,203	146,394	—	(g)	279,597
Senior notes	2,974,373	3,102, 837	(188,927	)(d)	5,888,283

Total liabilities	4,253,403	4,519,174	(92,353)		8,680,224
Shareholders’ equity(i)	2,149,506	1,006,356	1,510,992	(d)	3,646,713
			4,215	(d)
			(1,006,356	)(d)
			(18,000	)(e)

Total liabilities and shareholders’ equity	$6,402,909	$5,525,530	$398,498		$12,326,937

See accompanying notes to unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Pulte Unaudited Pro Forma

Condensed Combined Statement Of Operations

For the Six Months Ended June 30, 2009

	Historical Pulte	Condensed As Adjusted Centex (a)(b)(c)	Pro Forma Adjustments		Pro Forma Combined
	(amounts in thousands, except per share data)
Revenues:
Homebuilding
Home sale revenues	$1,218,444	$1,329,250	$—		2,547,694
Land sale revenues	4,781	4,593	—		9,374

	1,223,225	1,333,843	—		2,557,068
Financial Services	39,247	55,007	—		94,254

Total revenues	1,262,472	1,388,850	—		2,651,322

Homebuilding Cost of Revenues:
Home cost of revenues	1,622,829	1,187,184	62,328	(f)	2,872,341
Land cost of revenues	12,268	512,470	—		524,738

	1,635,097	1,699,654	62,328		3,397,079

Financial Services expenses	49,375	75,072	—		124,447
Selling, general and administrative expenses	248,822	269,311	—		518,133
Other expense (income), net	(19,412)	26,453	2,750	(d)	9,791
Interest income	(6,175)	(5,586)	—		(11,761)
Interest expense	914	50,160	20,000	(d)	71,074
Equity loss (income) from unconsolidated entities	53,026	67,121	(62,328	)(f)	57,819

Loss from continuing operations before income taxes	(699,175)	(793,335)	(22,750)		(1,515,260)
Income tax expense (benefit)	5,108	(472,937)	—	(g)	(467,829)

Loss from continuing operations	$(704,283)	$(320,398)	$(22,750)		$(1,047,431)

Loss per share (from continuing operations):
Basic(h)	$(2.77)	$(2.58)			$(2.78)
Diluted(h)	$(2.77)	$(2.58)			$(2.78)
Weighted average shares outstanding:
Basic(h)	254,672	124,045			377,218
Diluted(h)	254,672	124,045			377,218

See accompanying notes to unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Pulte Unaudited Pro Forma

Condensed Combined Statement Of Operations

For the Year Ended December 31, 2008

	Historical Pulte	Condensed As Adjusted Centex (a)(b)(c)	Pro Forma Adjustments		Pro Forma Combined
	(amounts in thousands, except per share data)
Revenues:
Homebuilding
Home sale revenues	$5,980,289	$4,695,980	$—		$10,676,269
Land sale revenues	131,749	367,015	—		498,764

	6,112,038	5,062,995	—		11,175,033
Financial Services	151,016	226,943	—		377,959

Total revenues	6,263,054	5,289,938	—		11,552,992

Homebuilding Cost of Revenues:
Home cost of revenues	6,585,177	4,170,834	—		10,756,011
Land cost of revenues	393,998	1,667,268	—		2,061,266

	6,979,175	5,838,102	—		12,817,277

Financial Services expenses	123,082	317,402	—		440,484
Selling, general and administrative expenses	814,508	872,636	—		1,687,144
Other expense (income), net	39,571	117,775	5,500	(d)	162,846

Interest income	(26,404)	(16,093)	—		(42,497)
Interest expense	2,908	37,553	40,000	(d)	80,461
Equity loss (income) from unconsolidated entities	12,813	111,164	—		123,977

Loss from continuing operations before income taxes	(1,682,599)	(1,988,601)	(45,500)		(3,716,700)
Income tax expense (benefit)	(209,486)	(45,888)	—	(g)	(255,374)

Loss from continuing operations	$(1,473,113)	$(1,942,713)	$(45,500)		$(3,461,326)

Loss per share (from continuing operations):
Basic(h)	$(5.81)	$(15.65)			$(9.22)
Diluted(h)	$(5.81)	$(15.65)			$(9.22)
Weighted average shares outstanding:
Basic(h)	253,512	124,155			375,214
Diluted(h)	253,512	124,155			375,214

See accompanying notes to unaudited pro forma condensed combined financial statements, which are an integral part of these statements.

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

(a)	Conforming Year Ends

Pulte’s fiscal year ends on December 31 while Centex’s fiscal year ended on March 31. Therefore, Centex’s historical financial information has been recast to conform with Pulte’s fiscal calendar. Centex’s historical statements of operations for the six and twelve months ended June 30, 2009 and December 31, 2008 were derived from Centex’s historical statements of operations for the three months ended June 30, 2009, nine months ended December 31, 2008, and the years ended March 31, 2009 and 2008, as follows:

Centex

Pro Forma Statement of Operations

For the Six Months Ended June 30, 2009

	Year Ended March 31, 2009(1) A	Nine Months Ended December 31, 2008 B	Three Months Ended March 31, 2009 C = A-B	Three Months Ended June 30, 2009 D	Six Months Ended June 30, 2009 E = C+D
	(amounts in thousands)
Revenues
Homebuilding:
Housing	$3,578,182	$2,793,516	$784,666	$544,584	$1,329,250
Land sales and other	58,348	51,935	6,413	6,518	12,931

	3,636,530	2,845,451	791,079	551,102	1,342,181
Financial Services	190,000	157,864	32,136	22,871	55,007

Total revenues	3,826,530	3,003,315	823,215	573,973	1,397,188

Cost of Revenues
Homebuilding:
Housing	3,124,648	2,418,048	706,600	480,584	1,187,184
Land sales and other	1,013,358	705,019	308,339	222,255	530,594
Goodwill impairment	38,101	38,101	—	—	—

	4,176,107	3,161,168	1,014,939	702,839	1,717,778
Financial Services	13,769	11,513	2,256	2,095	4,351

	4,189,876	3,172,681	1,017,195	704,934	1,722,129

Selling, general and administrative expenses	984,795	779,604	205,191	155,114	360,305
Loss from unconsolidated entities	159,449	107,595	51,854	15,267	67,121
Interest expense	52,716	28,911	23,805	26,355	50,160
Interest and other income	(33,535)	(29,821)	(3,714)	(5,478)	(9,192)

Loss from continuing operations before income taxes	(1,526,771)	(1,055,655)	(471,116)	(322,219)	(793,335)
Income tax benefit	(86,620)	(21,017)	(65,603)	(407,334)	(472,937)

Income (loss) from continuing operations	$(1,440,151)	$(1,034,638)	$(405,513)	$85,115	$(320,398)

(1)

Effective March 31, 2009, Centex adopted a revised presentation for its statement of operations. Accordingly, Centex’s previously reported results of operations have been revised in the above table to conform with the presentation adopted by Centex as of March 31, 2009.

The pro forma statement of operations for Centex excludes amounts reported as discontinued operations in Centex’s historical financial statements.

Centex

Pro Forma Statement of Operations

For the Twelve Months Ended December 31, 2008

	Three Months Ended(1)				Twelve Months Ended December 31, E = A+B+C+D
	March 31, 2008 A	June 30, 2008 B	September 30, 2008 C	December 31, 2008 D
	(amounts in thousands)
Revenues
Homebuilding:
Housing	$1,902,464	$1,032,191	$939,888	$821,437	$4,695,980
Land sales and other	342,762	17,508	12,708	21,719	394,697

	2,245,226	1,049,699	952,596	843,156	5,090,677
Financial Services	69,079	76,423	52,409	29,032	226,943

Total revenues	2,314,305	1,126,122	1,005,005	872,188	5,317,620

Cost of Revenues
Homebuilding:
Housing	1,752,786	909,320	798,652	710,076	4,170,834
Land sales and other	1,062,093	88,262	109,521	507,236	1,767,112
Goodwill impairment	16,914	—	—	38,101	55,015

	2,831,793	997,582	908,173	1,255,413	5,992,961
Financial Services	6,621	4,725	4,060	2,728	18,134

Total cost of revenues	2,838,414	1,002,307	912,233	1,258,141	6,011,095

Selling, general and administrative expenses	399,381	290,485	294,798	194,321	1,178,985
Loss from unconsolidated entities	3,569	20,297	12,902	74,396	111,164
Interest expense	8,642	6,180	4,973	17,758	37,553
Interest and other income	(2,755)	(10,400)	(7,856)	(11,565)	(32,576)

Loss from continuing operations before income taxes	(932,946)	(182,747)	(212,045)	(660,863)	(1,988,601)
Income taxes (benefit)	(24,871)	(13,635)	(10,425)	3,043	(45,888)

Loss from continuing operations	$(908,075)	$(169,112)	$(201,620)	$(663,906)	$(1,942,713)

(1)	Effective March 31, 2009, Centex adopted a revised presentation for its statement of operations. Accordingly, Centex’s previously reported quarterly results of operations have been revised in the above table to conform with the presentation adopted by Centex as of March 31, 2009.

The pro forma statement of operations for Centex excludes amounts reported as discontinued operations in Centex’s historical financial statements.

(b)	Reclassifications on the Pro Forma Balance Sheet and Pro Forma Statements of Operations

Certain financial statement line items included in Centex’s historical presentation have been reclassified to corresponding line items as included in Pulte’s historical presentation as reflected in the following tables:

Centex Reclassifications

(amounts in thousands)

	Condensed Historical Presentation	Reclassification Adjustments	Condensed As Adjusted Centex
	(June 30, 2009)
BALANCE SHEET
ASSETS
Cash and equivalents (including restricted cash)	$1,898,199	$—	$1,898,199
Receivables	330,599	(330,599)	—
Unfunded settlements	—	14,622	14,622
House and land inventory	2,469,634	409,464	2,879,098
Land held for development and sale	438,527	(438,527)	—
Land, not owned, under option agreements	99,294	(23,467)	75,827
Residential mortgage loans available-for-sale	—	140,743	140,743
Investments in unconsolidated entities	127,839	2,404	130,243
Other assets	151,505	199,267	350,772
Goodwill	9,933	—	9,933
Income taxes receivable	—	26,093	26,093

Total assets	$5,525,530	$—	$5,525,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable	$113,089	$—	$113,089
Customer deposits	—	28,982	28,982
Accrued and other liabilities	1,250,925	(172,091)	1,078,834
Collateralized short-term debt, recourse solely applicable to subsidiary assets	49,038	—	49,038
Income tax liabilities	—	146,394	146,394
Senior notes	3,106,122	(3,285)	3,102,837

Total liabilities	4,519,174	—	4,519,174
Shareholders’ equity	1,006,356	—	1,006,356

	$5,525,530	$—	$5,525,530

	Condensed Historical Presentation	Reclassification Adjustments	Condensed As Adjusted Centex
	(For the six months ended June 30, 2009)
STATEMENT OF OPERATIONS
Revenues
Homebuilding:
Housing	$1,329,250	$—	$1,329,250
Land sales and other	12,931	(8,338)	4,593

	1,342,181	(8,338)	1,333,843

Financial Services	55,007	—	55,007

	1,397,188	(8,338)	1,388,850
Cost of Revenues
Homebuilding:
Housing	1,187,184	—	1,187,184
Land sales and other	530,594	(18,124)	512,470

	1,717,778	(18,124)	1,699,654

Financial Services	4,351	70,721	75,072
Selling, general and administrative expenses	360,305	(90,994)	269,311
Loss from unconsolidated entities	67,121	—	67,121
Interest expense	50,160	—	50,160
Interest and other income	(9,192)	9,192	—
Interest income	—	(5,586)	(5,586)
Other expense (income), net	—	26,453	26,453

Loss from continuing operations before income taxes	(793,335)	—	(793,335)
Income tax benefit	(472,937)	—	(472,937)

Loss from continuing operations	$(320,398)	$—	$(320,398)

	Condensed Historical Presentation	Reclassification Adjustments	Condensed As Adjusted Centex
	(For the twelve months ended December 31, 2008)
STATEMENT OF OPERATIONS
Revenues
Homebuilding:
Housing	$4,695,980	$—	$4,695,980
Land sales and other	394,697	(27,682)	367,015

	5,090,677	(27,682)	5,062,995
Financial Services	226,943	—	226,943

	5,317,620	(27,682)	5,289,938

Cost of Revenues:
Homebuilding:
Housing	4,170,834	—	4,170,834
Land sales and other	1,767,112	(99,844)	1,667,268
Goodwill	55,015	(55,015)	—

	5,992,961	(154,859)	5,838,102

Financial Services	18,134	299,268	317,402
Selling, general and administrative expenses	1,178,985	(306,349)	872,636
Loss from unconsolidated entities	111,164	—	111,164
Interest expense	37,553	—	37,553
Interest and other income	(32,576)	32,576	—
Interest income	—	(16,093)	(16,093)
Other expense (income), net	—	117,775	117,775

Loss from continuing operations before income taxes	(1,988,601)	—	(1,988,601)
Income tax benefit	(45,888)	—	(45,888)

Loss from continuing operations	$(1,942,713)	$—	$(1,942,713)

 The reclassifications presented in the Centex balance sheet as of June 30, 2009 and the Centex statements of operations for the six months ended June 30, 2009 and twelve months ended December 31, 2008 are as follows:

Balance sheet reclassifications:

•

Receivables:  Includes the reclassification of $140.7 million to mortgage loans available-for-sale, $26.1 million to income taxes receivable, and $14.6 million to unfunded settlements. In addition, $102.5 million of trade and notes receivable and $46.7 million of other loans receivable were reclassified to other assets.

•	Unfunded settlements: Includes the reclassification of $14.6 million from receivables.

•	House and land inventory: Includes the reclassification of $428.8 million from land held for development and sale and $19.4 million of other inventory to other assets.

•

Land held for development and sale:  Includes the reclassification of $428.8 million to house and land inventory along with $9.7 million of deposits and pre-acquisition costs to other assets. Upon completion of the merger, Pulte will determine which of Centex’s land parcels meet the criteria for classification as held for sale assets and classify them accordingly.

•	Land, not owned, under option agreements: Includes the reclassification of deposits and pre-acquisition costs totaling $23.5 million to other assets.

•	Residential mortgage loans available-for-sale: Includes the reclassification of $140.7 million from receivables.

•	Investments in unconsolidated entities: Includes the reclassification of cost method investments totaling $2.4 million from other assets.

•

Other assets:  Includes the reclassification of $102.5 million of trade and notes receivable and $46.7 million of other loans receivable from receivables. Also includes the reclassification of $19.4 million of other inventory from house and land inventory and $9.7 million and $23.5 million of deposits and pre-acquisition costs from land held for development and sale and land, not owned, under option agreement, respectively. Also includes the reclassification of $2.4 million in cost method investments to investments in unconsolidated entities.

•	Income taxes receivable: Includes the reclassification of $26.1 million from receivables.

•	Customer deposits: Includes the reclassification of $29.0 million in customer deposits from accrued and other liabilities.

•

Accrued and other liabilities:  Includes the reclassification of $146.4 million to income tax liabilities and $29.0 million to customer deposits, offset by the reclassification of $3.3 million from senior notes.

•	Income tax liabilities: Includes the reclassification of $146.4 million from accrued and other liabilities.

•	Senior notes: Includes the reclassification of $3.3 million to accrued and other liabilities.

Statements of operations reclassifications:

•

Revenues:  Land sales and other:  Includes the reclassification of other income totaling $8.3 million for the six months ended June 30, 2009, and $27.7 million for the twelve months ended December 31, 2008, to other expense (income), net.

•

Cost of Revenues:  Land sales and other:  Includes the reclassification of other expenses to other expense (income), net totaling $8.2 million and $29.1 million for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively. Also includes the reclassification of pre-acquisition write-offs to other expense (income), net totaling $9.9 million and $70.8 million for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively.

•	Cost of Revenues: Goodwill: Includes the reclassification of goodwill write-offs totaling $55.0 million during the twelve months ended December 31, 2008 to other expense (income), net.

•

Cost of Revenues:  Financial Services:  Includes the reclassification of selling, general and administrative expenses totaling $70.7 million and $299.3 million during the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively.

•

Selling, general and administrative expenses:  Includes the reclassification of $70.7 million and $299.3 million to Financial Services cost of revenues for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively, and the reclassification of $20.3 million and $7.1 million of restructuring expenses to other expense (income), net for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively.

•

Interest and other income:  Includes the reclassification of interest income totaling $5.6 million and $16.1 million for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively, to interest income. Also includes the reclassification of $3.6 million and $16.5 million to other expense (income), net for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively.

•

Interest income:  Includes the reclassification of interest expense totaling $5.6 million and $16.1 million for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively, from interest and other income.

•

Other expense (income), net:  Includes the reclassification of $8.3 million and $27.7 million from other homebuilding revenues for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively; the reclassification of $8.2 million and $29.1 million from other Homebuilding expenses for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively; the reclassification of cost of revenues: goodwill of $55.0 million during the twelve months ended December 31, 2008; the reclassification of $3.6 million and $16.5 million from interest and other income for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively; the reclassification of pre-acquisition write offs totaling $9.9 million and $70.8 million from Cost of Revenues: Land sales and other for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively; and the reclassification of $20.3 million and $7.1 million of restructuring expenses from selling, general and administrative expenses for the six months ended June 30, 2009 and twelve months ended December 31, 2008, respectively.

These reclassifications had no impact on the historical loss from continuing operations reported by Centex, are preliminary, and do not reflect the final identification of all differences in presentation which may be identified by the time Pulte completes its acquisition accounting, which Pulte currently expects will be completed within one year of completion of the merger. Material revisions to Pulte’s preliminary estimates may be necessary as more information becomes available through the completion of this final determination. The actual amounts recorded following the completion of the merger may be materially different from the information presented in the pro forma financial statements. These reclassifications also do not reflect differences in presentation resulting from the differences in historical accounting practices related to the capitalization and allocation of certain construction and land development costs, as described in Note (c), “Accounting Policies”. Historically, Centex included such costs in selling, general and administrative expenses while Pulte generally includes such costs in cost of revenues.

(c)	Accounting Policies

Differences in the accounting practices or policies applied by Pulte and Centex may exist that would materially impact the pro forma financial statements. Based on preliminary reviews of Centex’s accounting policies and discussions with Centex management, certain differences in historical accounting practices and policies are known to exist, including those related to the capitalization and allocation of certain construction and land development costs. Given the long time periods over which such costs are capitalized and allocated in the homebuilding industry as a result of the long life cycles of many communities, such differences are not readily quantifiable. It is also not readily determinable whether such differences would result in either an increase or a decrease to pro forma expenses. Pulte does not believe that such differences would have a material impact on the pro forma financial statements. As part of the purchase price allocation process under SFAS 141(R), Pulte will record all acquired inventory at fair value, which will eliminate any differences in historical accounting policies. Pulte is in the process of performing a detailed evaluation of Centex’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform those accounting policies that are determined to be more appropriate for the combined entity. The pro forma financial statements do not reflect any potential differences in accounting policies.

(d)	Preliminary Purchase Price

Pursuant to the terms and conditions of the Merger Agreement, Pulte acquired all of the outstanding shares of Centex common stock at the fixed exchange ratio of 0.975 shares of Pulte common stock for each share of Centex common stock. In addition, the majority of the restricted shares of Centex common stock and restricted stock units with respect to Centex common stock granted under Centex’s employee and director stock plans vested and were converted per the exchange ratio into Pulte common stock or units with respect to Pulte common stock. Each outstanding vested and unvested Centex stock option granted under Centex’s employee and director stock plans was converted into a vested option to purchase shares of Pulte common stock, with adjustments to reflect the exchange ratio. The Merger Agreement required that, with respect to Centex stock options that were granted with an exercise price less than $40.00 per share, the terms of the converted, vested options to purchase shares of Pulte common stock provided that, if the holder of the option experiences a severance-qualifying termination of employment during the two-year period following the completion of the merger, the stock option remained exercisable until the later of (1) the third anniversary of the date of the termination of employment and (2) the date on which the option would cease to be exercisable in accordance with its terms (or, in either case, if earlier, the expiration of the scheduled term of the option). This provision will result in incremental expense in the post-merger period. The valuation of the incremental fair value attributable to this change in exercise period has not been finalized and thus has not been reflected in the pro forma financial statements. For purposes of the pro forma financial statements, the purchase price was computed using the market value of Pulte common stock issued in connection with the merger based on Pulte’s common stock closing price of $12.33 per share on August 18, 2009, the date the merger was completed. There was no material activity in the number of Centex shares of common stock, restricted stock, stock options, or restricted stock units between June 30, 2009 and August 18, 2009. The purchase price of $1.5 billion includes the issuance of Pulte common stock for the immediate vesting and conversion of unvested restricted stock and restricted stock units and the estimated value attributable to converting vested and unvested Centex stock options into options to purchase Pulte common stock described below. The preliminary purchase price is calculated as follows:

August 18, 2009
(amounts in thousands, except ratio and per share data)
Centex shares of common stock outstanding (including restricted stock) as of August 18, 2009	125,315
Centex restricted stock units outstanding as of August 18, 2009 (a)	373

Total Centex shares acquired	125,688
Exchange ratio	0.975

Number of shares of Pulte common stock to be issued in exchange	122,546
Closing price per share of Pulte common stock, as of August 18, 2009	$ 12.33

Consideration attributable to common stock	1,510,992
Cash paid for fractional shares	50
Consideration attributable to Pulte stock options in exchange for Centex stock options	4,215

Total purchase price	$ 1,515,257

(a)	Excludes 276 thousand restricted stock units granted in May 2009 that under the terms of the awards forfeited upon completion of the merger.

Centex Pre-Merger Transactions

Centex transaction costs — Centex’s expenses for this transaction approximated $27.0 million, which were reflected as an expense in Centex’s pre-merger historical consolidated financial statements in the period the expense was incurred. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. These estimated expenses of Centex are reflected in the pro forma balance sheet as of June 30, 2009 as a reduction to cash of $27.0 million and a charge to shareholders’ equity of $27.0 million. This adjustment has also been reflected as a decrease in the net assets of Centex in the application of acquisition accounting.

Centex change in control payments — Certain members of Centex’s management entered into incentive plan agreements with Centex that require a cash payment upon a change in control. In addition, under the terms of the performance unit plan, upon a change in control, all of the outstanding performance units vested and were converted into the right to receive an amount of cash equal to the product of (1) the total number of shares subject to such performance units and (2) the fair value of Centex common stock just prior to the date of completion of the merger. The change in control cash payments have been reflected as a one-time adjustment to the pro forma balance sheet as of June 30, 2009 as a reduction to cash of $24.0 million, a reduction to accrued expenses of $4.6 million and a charge to shareholders’ equity of $19.4 million. This adjustment has also been reflected as a decrease in the net assets of Centex in the application of acquisition accounting.

Centex restricted stock, restricted stock units and stock options — Upon the completion of the merger, the majority of the unvested restricted stock, unvested restricted stock units and unvested stock options granted by Centex vested and were exchanged for Pulte common stock and Pulte common stock options, respectively, with adjustments reflecting the exchange ratio. The vesting of the restricted stock, restricted stock units and stock options upon the change in control would have resulted in accelerated compensation expense for Centex of approximately $27.9 million as of June 30, 2009. This estimated expense is not reflected in the pro forma financial statements at June 30, 2009 as it has no impact on Centex’s net assets as the expense will be offset by a corresponding increase to paid in capital. In May 2009, Centex awarded 835,505 shares of restricted stock to executive officers and other employees pursuant to Centex’s annual long-term award practices. The majority of this restricted stock remained outstanding at August 18, 2009 and was converted to unvested Pulte restricted stock at the exchange ratio. The fair value as of August 18, 2009 of the unvested restricted stock issued by Pulte approximated $9.9 million and will be recognized over the implied service period.

Severance Payments — Certain of Centex’s executive officers entered into agreements with Centex that required cash payments upon termination of employment under certain circumstances. Pulte incurred severance costs relating to certain senior executive positions at Centex concurrently with or shortly after completion of the merger. These severance cash payments have been reflected as a one-time adjustment to the pro forma balance sheet as of June 30, 2009 as a reduction to cash of approximately $9.0 million and a charge to retained earnings of approximately $9.0 million. This adjustment has also been reflected as a decrease in the net assets of Centex in the application of acquisition accounting.

Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Pulte in the merger, reconciled to the estimate of consideration expected to be transferred:

June 30, 2009
(amounts in thousands)
Book value of net assets acquired at June 30, 2009	$1,006,356
Adjusted for:
Centex transaction costs	(27,000)
Centex change in control payments (cash of $23,976 net of accrued liabilities of $4,591)	(19,385)
Severance payments	(8,998)
Elimination of pre-existing debt issue costs	(12,814)
Elimination of existing goodwill	(9,933)

Adjusted book value of net assets acquired	928,226
Adjustments to:
House and land inventory	(410,000)
Tradenames	110,000
Backlog	8,000
Debt	188,927
Excess purchase price (goodwill)	690,104

Total purchase price	$1,515,257

Pulte has not yet finalized its detailed valuation analyses necessary to determine the fair value of the Centex assets to be acquired and liabilities to be assumed and the related allocations of purchase price. For the purposes of the pro forma financial statements, Pulte has made a preliminary estimate of the fair value for certain of the assets and liabilities for which sufficient information was available. These items include inventory, tradenames, backlog, and senior notes, and their estimated fair values have been based on the following methodology:

•

House and Land Inventory:  Pulte determined the preliminary estimate of fair value of inventory primarily using a discounted cash flow model. These estimated cash flows are significantly impacted by estimates related to expected average selling prices and sales incentives, expected sales paces and cancellation rates, expected land development and construction timelines, and anticipated land development, construction, and overhead costs. Such estimates must be made for each individual community and may vary significantly between communities. Due to the preliminary nature of these estimates combined with uncertainties in the estimation process, the significant volatility in demand for new housing, and the long life cycles of many communities, actual results could differ significantly from such estimates. Pulte’s determination of fair value also required discounting the estimated cash flows at a rate commensurate with the inherent risks associated with each of the assets and related estimated cash flow streams. The discount rate used in determining each community’s fair value depended on the stage of development of the community and other specific factors that increase or decrease the inherent risks associated with the community’s cash flow streams. For example, communities that are entitled and near completion generally require a lower discount rate than communities that are not entitled and consist of multiple phases spanning several years of development and construction activity. Discount rates used in the pro forma fair value analysis ranged from 8% to 24%, with an average discount rate of 15%.

The aggregate fair value adjustment of $(410.0) million as of June 30, 2009 relates to all components of Centex’s consolidated inventory balance of $2.9 billion. This adjustment primarily relates to land inventory, which was not impaired in the historical reporting of Centex as of June 30, 2009 primarily because the undiscounted cash flows were sufficient to recover the asset value and therefore, under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, which we refer to as SFAS 144, did not require the assets to be measured at fair value. Applying a discount rate to these cash flows results in a decrease in value due to the holding period of the asset.

Due to the significant volatility in demand for new housing that has existed in recent years and the significant uncertainty that currently exists in the U.S. economy and financial markets, the fair value of inventory to be acquired in the merger may fluctuate significantly between our preliminary estimates and the final determination after completion of the merger. The following analysis presents the sensitivity of Centex’s inventory to hypothetical changes in fair values as if these changes occurred at June 30, 2009. The ranges of changes chosen for this analysis reflect Pulte’s view of changes which are reasonably possible. Any such change would generally result in a corresponding offsetting change in the amount of goodwill.

As of June 30, 2009
(amounts in thousands)
Estimated fair value of inventory at June 30, 2009	$ 2,469,098
Impact of a 10% change in fair value	246,910
Impact of a 15% change in fair value	370,365

No adjustments have been made to the pro forma statements of operations to remove inventory impairments taken by Centex over the period. As discussed above, determining the fair value of inventory in the homebuilding industry is complicated and relies significantly on management judgments and estimates regarding future market conditions and the operating performance of individual communities over extended periods, which can range to over ten years. While Pulte has estimated the fair value of inventory at June 30, 2009, insufficient information is available to perform a similar valuation as of January 1, 2008. Additionally, any pro forma presentation of cost of sales would require removing the inventory impairments taken by Centex over the period, which were significant, performing pro forma inventory impairment analyses at different points in time during 2008 and 2009, and then determining the impact of each of the above on the average per lot cost attributable to units sold during 2008 and 2009. Because Centex’s inventory impairment analyses involve both undiscounted and fair value analyses as required by SFAS 144, any such pro forma impairment analyses would be complex and influenced by market conditions and management’s judgments and estimates. Given the significant volatility in the demand for new housing and in both Pulte’s and Centex’s historical and expected future operating results, such a presentation in the pro forma statements of operations may not be indicative of future operating results.

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Tradenames:  The fair value of tradenames was estimated using a relief-from-royalty approach. The underlying premise of this method is that the economic value of the asset is directly related to the amount and timing of the future net cash flows resulting from the asset. A hypothetical construct is used to represent what a firm would be willing to pay, in the form of a royalty fee, for example, to continue to use the asset in business operations if the firm no longer had legal ownership of the asset. Since ownership of the asset relieves the business from being required to make these payments, financial results are improved to the extent the royalty payments are avoided. The hypothetical royalties are discounted to present value and are adjusted for the present value of the hypothetical tax amortization benefit to arrive at the indication of the asset’s fair value. The hypothetical royalties are estimated based on market participant assumptions and the discount rate utilized for calculating present value represents a risk-adjusted discount rate.

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Backlog:  The fair value of the backlog was estimated using an excess earnings method. The principle behind this method is that the value of an intangible asset is equal to the present value of the incremental after-tax cash flows attributable only to the subject intangible asset. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value (after accounting for charges on contributory assets) and are adjusted for the present value of the tax amortization benefit to arrive at the indication of the asset’s fair value. The discount rate utilized for calculating present value represents a risk-adjusted discount rate, and the charges for contributory assets are based on either the after-tax royalty rate for the asset or the fair values of the assets and their risk-adjusted discount rates. No adjustments have been made to the pro forma statement of operations for the fair value adjustments made to backlog as these adjustments are not expected to have an on-going impact on the results of operations beyond twelve months.

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Senior Notes:  The fair value of the acquired Centex senior notes was estimated using a market approach. The market approach is used to estimate fair value through the analysis of recent sales of comparable liabilities with matching terms. Certain types of liabilities, such as the senior notes, trade in active secondary markets. As such, sale price information is readily available for a comparative analysis with the subject liabilities.

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Fair Value Sensitivity Analysis for Senior Notes:  As of June 30, 2009, the fair value of the senior notes approximated $2.9 billion, as reflected in the pro forma financial statements. The fair value of Centex’s senior notes is sensitive to changes in interest rates and fluctuated from June 30, 2009 through the date of the merger. As of August 18, 2009, the fair value of the senior notes was approximately $3.1 billion, which would have reduced the interest expense recognized within the pro forma statements of operations by approximately $36.0 million and $72.0 million for the six months ended June 30, 2009 and year ended December 31, 2008, respectively.

The pro forma financial statements do not reflect any adjustments related to expected interest savings from retirements of debt subsequent to completion of the merger. On September 9, 2009, Pulte completed a tender offer that retired approximately $1.5 billion of combined senior notes. All of the senior notes retired were outstanding prior to the merger and consisted of approximately $1.0 billion of legacy Centex senior notes acquired with the merger and approximately $0.5 billion of legacy Pulte senior notes. The reduction of outstanding debt was contemplated with the merger as an area for cost savings. The impact of the tender offer, which was neither required by the merger nor related to the financing of the merger, has been excluded from the pro forma financial statements as it represents a discretionary decision by management regarding the optimal use of capital. Annual interest savings resulting from the overall reduction of debt since the date of the Merger Agreement, including the tender offer, Pulte’s open market repurchases completed in the second quarter of 2009, and scheduled maturities in the third quarter of 2009, is expected to approximate $130.0 million, of which approximately $13.0 million relates to scheduled maturities. Since the majority of this interest would have been capitalized to inventory and amortized through cost of sales as lots closed, the full amount of these savings will not be reflected in Pulte’s results of operations in the first year following completion of the merger.

The carrying values of current assets and liabilities, such as cash, trade receivables, accounts payable and certain accrued liabilities, approximate fair value.

For certain other acquired assets and assumed liabilities, including land option agreements, lease contracts, non-compete agreements, investments in joint ventures, property and equipment, mortgage loans, self-insured retention liabilities, and other contingent liabilities, Pulte has assumed that the carrying value approximates fair value, with the remaining unallocated purchase price being characterized as excess purchase price (goodwill). Once Pulte finalizes its purchase price allocation, these assumptions may change and estimates of fair values may change. Additionally, Pulte may identify adjustments to the pro forma statements of operations, for example, due to additional depreciation of property and equipment or amortization of identified intangible assets, or may identify additional tangible or intangible assets or liabilities that have not been included on the pro forma balance sheet, all of which could have a material impact on the pro forma financial statements.

The merger is reflected in the pro forma balance sheet as follows:

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the reduction of Centex’s pre-merger net assets for transaction costs resulting in a $27.0 million reduction in cash and change in control payments resulting in a $24.0 million reduction in cash and a $4.6 million reduction in accrued and other liabilities;

•

the allocation of fair value for assets and liabilities resulting in a decrease of $410.0 million in house and land inventory, an increase of $110.0 million in tradenames, an increase of $8.0 million in backlog, a decrease of $12.8 million in capitalized debt issuance costs, and a decrease of $188.9 million in senior notes;

•	the excess purchase price over the book value of the assets acquired and liabilities assumed, which has not been allocated of $690.1 million is reflected as an asset (goodwill);

•	the issuance of 122.5 million shares of Pulte common stock, which increases shareholders’ equity by $1,511.0 million;

•	the issuance of Pulte stock options, which increases shareholders’ equity by $4.2 million; and

•	the acquisition and cancellation of Centex’s common stock and elimination of Centex equity, which reduces shareholders’ equity by $1,006.4 million.

The merger is reflected in the pro forma statements of operations as follows:

•	a reclassification of $62.3 million from equity income (loss) to Homebuilding cost of revenues for the six months ended June 30, 2009 related to the consolidation of a joint venture;

•

an increase of $2.8 million and $5.5 million in amortization expense for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively, related to the amortization of acquired tradenames over the estimated useful life of 20 years; and

•

an increase of $20.0 million and $40.0 million in interest expense for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively, related to the accretion of the fair value adjustment of senior notes to their value at maturity. Pro forma interest expense was determined by applying the effective interest rates of the assumed senior notes as of June 30, 2009, the aggregate average of which was 7.5%, to the fair values of such notes as of June 30, 2009 and eliminating the amortization of pre-existing debt issue costs recorded during the applicable periods.

(e)	Pulte Transaction Costs

Pulte estimates that its expenses for this transaction will be approximately $18.0 million, which will be reflected as an expense of Pulte in the period the expense is incurred. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction. These estimated expenses of Pulte are reflected in the pro forma balance sheet as of June 30, 2009 as a reduction to cash of $18.0 million and a charge to retained earnings of $18.0 million.

(f)	Entities of Common Ownership Between Pulte and Centex

Pulte and Centex had common ownership in two land development joint ventures which historically have been reflected in each company’s respective historical consolidated financial statements under the equity method. As a result of the merger, Pulte holds greater than 50% ownership in both of these joint ventures. The pro forma financial statements have been adjusted to present the two joint ventures historically accounted for as equity method investments as consolidated subsidiaries, resulting in the following adjustments to the pro forma balance sheet:

Adjustments
(amounts in thousands)
BALANCE SHEET (As of June 30, 2009)
Investments in unconsolidated entities	$(129,706)
Cash	21,348
House and land inventory	183,461
Other assets	26,062

Total adjustments to assets	101,165

Accounts payable	1,227
Accrued and other liabilities	99,938

Total adjustments to liabilities and shareholders’ equity	$101,165

Both of these joint ventures represent land development agreements that had only minimal expenses. Accordingly, the pro forma statement of operations for the year ended December 31, 2008 does not reflect the impact of consolidating these entities. However, one of these entities incurred a loss of $62.3 million during the six months ended June 30, 2009, primarily related to inventory impairments. Such loss is reflected in the pro forma statement of operations for the six months ended June 30, 2009 as a reclassification from equity income (loss) from unconsolidated entities to Homebuilding: Home cost of revenues to reflect the consolidation of this entity. There were no other material transactions between Pulte and Centex during the periods presented in the pro forma financial statements that would need to be eliminated or otherwise adjusted.

(g)	Income Taxes

During 2008, Pulte and Centex recognized tax benefits related to NOL carryback claims. At June 30, 2009, both Pulte and Centex reported a valuation allowance in their historical consolidated financial statements in regards to future tax benefits. No pro forma tax adjustments have been reflected in the pro forma financial statements as the adjustments would require an immediate reassessment of the valuation allowance, which would result in an offsetting change in the valuation allowance eliminating any tax impact on the pro forma balance sheet and pro forma statements of operations. In addition, Centex has recorded provisions for uncertain tax positions. In accordance with SFAS 141(R), income taxes are an exception to both the recognition and fair value measurement principles; they continue to be accounted for under the guidance of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

(h)	Net Loss Per Share Attributable to Pulte

The unaudited pro forma net loss per share attributable to Pulte is calculated based on the exchange of all outstanding Centex common stock for Pulte common stock. This exchange included the conversion of Centex unvested restricted stock and restricted stock units. The outstanding share information for Centex utilizes the number of common shares outstanding and information related to unvested restricted stock at June 30, 2009 and December 31, 2008. The incremental number of common shares that were issued by Pulte in the merger are 122.5 million at January 1, 2008. The weighted average shares outstanding used in the pro forma net loss per share attributable to Pulte calculations for the period are summarized below:

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(amounts in thousands, except per share data)	(amounts in thousands, except per share data)
Net pro forma loss attributable to Pulte	$(1,047,431)	$(3,461,326)

Basic and Diluted:
Pulte weighted average common shares	254,672	253,512
Equivalent Centex common shares after exchange	122,546	121,702

Pro forma weighted average basic and diluted common shares	377,218	375,214
Basic and diluted net loss per common share attributable to Pulte	$(2.78)	$(9.22)

For the six months ended June 30, 2009, the loss per share for the Centex equivalent period has been calculated by dividing the equivalent loss from continuing operations by the sum of (1) the weighted average Centex common shares outstanding for the three months ended March 31, 2008 multiplied by 50% (period outstanding), and (2) the weighted average Centex common shares outstanding for the three months ended June 30, 2009 multiplied by 50% (period outstanding).

For the year ended December 31, 2008, the loss per share for the Centex equivalent period has been calculated by dividing the equivalent loss from continuing operations by the sum of (1) the weighted average Centex common shares outstanding for the three months ended March 31, 2008 multiplied by 25% (period outstanding), and (2) the weighted average Centex common shares outstanding for the nine months ended December 31, 2008 multiplied by 75% (period outstanding).

(i)	Stock Options

Pursuant to the terms and conditions of the Merger Agreement, vested and unvested Centex stock options were converted into vested options to purchase shares of Pulte common stock with the same terms and conditions as the applicable Centex stock options, except that (i) the exercise period following certain terminations of employment was extended for stock options granted with an exercise price less than $40.00 per share and (ii) the number of shares of stock subject to the option and the exercise price was adjusted to reflect the exchange ratio. To determine the amount to be included in the purchase consideration, Pulte will value the options to purchase shares of its common stock using the same terms as the Centex stock options being converted. As noted above, certain stock options to purchase shares of Pulte common stock had a longer exercise period following certain terminations of employment than the original Centex option, which impacted the fair value of the option on the merger date. The incremental value by which the fair value of the options to purchase Pulte common stock exceeds the fair value of Centex stock options will be treated as post-merger compensation expense and will be recognized over the implied service period. The valuation of the incremental fair value attributable to this change in exercise period has not been finalized and thus has not been reflected in the pro forma financial statements.

At the merger announcement date, the majority of the Centex stock options were deep out of the money, which implies that there may be a derived service period because the employee may be required to provide service for some period to obtain value from the award. Therefore, a portion of the fair value of Centex stock options, along with the incremental value by which the fair value of the options to purchase Pulte common stock exceeds the fair value of the Centex stock options, may need to be recognized in the post-merger period over the derived service period. These amounts have not been finalized and thus have not been reflected in the pro forma financial statements. The portion of the fair value of Centex stock options that may need to be recognized in the post-merger period is not expected to be material to the pro forma financial statements.

(j)	Cash and Equivalents

Cash and equivalents includes amounts related to cash with certain restrictions pursuant to insurance-related regulatory requirements, customer deposits that are temporarily restricted in accordance with regulatory requirements, and required cash balances for secured financing arrangements. Of the total cash and equivalents balance at June 30, 2009, approximately $69.8 million was believed to be legally restricted as to withdrawal or usage. Cash and equivalents also included $795.4 million maintained in liquidity reserve accounts in connection with Pulte and Centex’s revolving credit facilities. Pulte and Centex were required to maintain such liquidity reserve accounts due to the failure to satisfy the interest coverage tests as set forth in their respective revolving credit facility agreements. While Pulte and Centex’s access to and utilization of such funds was not restricted, failure to maintain sufficient balances within the liquidity reserve accounts could have restricted Pulte and Centex’s ability to utilize their respective revolving credit facilities. As a result of the merger, the amount required to be maintained in the liquidity reserve accounts will be based on Pulte’s consolidated interest coverage ratio.